Exhibit 99 (g)

Execution Version

FUNDS WITHHELD COINSURANCE AND MODIFIED COINSURANCE
AGREEMENT

between

Rocky Range, Inc.

and

Voya Insurance and Annuity Company

effective as of June 1, 2018

Treaty Number: RRVIAC-060118

TABLE OF CONTENTS

2

Schedules

Schedule A – Reinsured Policies
Schedule B – Separate Accounts
Schedule C – Net Settlement
Schedule D – Expense Allowance
Schedule E – Weekly Accounting Period Reports
Schedule F – Quarterly Accounting Period Reports

3

FUNDS WITHHELD COINSURANCE AND MODIFIED COINSURANCE
AGREEMENT

This FUNDS WITHHELD COINSURANCE AND MODIFIED COINSURANCE AGREEMENT (the “Agreement”), effective as of June 1, 2018 (the “Effective Date”), is made by and between Voya Insurance and Annuity Company, a life insurance company domiciled in the State of Iowa (the “Ceding Company”), and Rocky Range, Inc., a captive insurance company domiciled in the State of Arizona (the “Reinsurer”).

WITNESSETH:

WHEREAS, the Ceding Company desires to cede, on a funds withheld coinsurance and modified coinsurance basis, and the Reinsurer desires to accept, liabilities under the Reinsured Policies (as defined below), subject to the terms, conditions and limitations contained herein.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the Ceding Company and the Reinsurer hereby agree as follows:

ARTICLE I

GENERAL PROVISIONS

Section 1.01  Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“AADE” shall mean Athene Annuity & Life Assurance Company, a reinsurance company organized under the Laws of the State of Delaware.

“Account Value” shall mean the aggregate amount of all premiums, deposits and other amounts received by the Ceding Company from a contractholder with respect to a Reinsured Policy, together with any interest thereon or other amounts credited thereto, net of withdrawals, surrenders, policy loans and any other reductions.

“ALRe” shall mean Athene Life Re Ltd., a reinsurance company organized under the Laws of Bermuda.

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person; provided, that “control” (including, with correlative meanings, “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agreement” shall have the meaning specified in the Preamble hereto.

“Arizona Director” shall have the meaning specified in Section 8.02(b).

“Authorized Representative” shall have the meaning specified in Section 11.01(a)(i).

“Assumption Consent Agreement” shall mean that certain Assumption Consent Agreement, dated as of June 1, 2018, by and between the Ceding Company, Reinsurer, ALRe and AADE.

“Books and Records” shall have the meaning specified in Section 8.02(a).

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which banking institutions are authorized or required by law or executive order to close in the State of Iowa or the State of New York.

“Ceding Company” shall have the meaning specified in the Preamble hereto.

“Code” shall have the meaning specified in Section 12.01(b).

“Effective Date” shall have the meaning specified in the Preamble hereto.

“Excluded Liabilities” shall mean Extra-Contractual Obligations and any ex gratia payments made by the Ceding Company (i.e., payments the Ceding Company is not required to make under the terms of the Reinsured Policies).

“Existing Payout Annuities” shall mean any supplementary contracts issued by the Ceding Company upon the annuitization of any such variable annuity contracts prior to the Effective Date, or any such variable annuity contracts that have been the subject of an annuitization prior to the Effective Date.

“Expense Allowance” shall have the meaning specified in Section 3.03.

“Extra-Contractual Obligations” shall mean any liabilities or obligations not arising under the express terms and conditions of, or in excess of the applicable policy limits of, the Reinsured Policies, including liabilities or obligations for fines, penalties, taxes, fees, forfeitures, compensatory damages, and punitive, special, treble, bad faith, tort, exemplary or other forms of extra-contractual damages awarded against or paid by the Ceding Company, which liabilities or obligations arise from any act, error or omission committed by the Ceding Company, whether or not intentional, negligent, in bad faith or otherwise relating to (a) the form, marketing, sale, underwriting, production, issuance, cancellation or administration of the Reinsured Policies, (b) the investigation, defense, trial, settlement or handling of claims, benefits or payments under the Reinsured Policies, (c) the failure to pay, the delay in payment, or errors in calculating or administering the payment of benefits, claims or any other amounts due or alleged to be due under or in connection with the Reinsured Policies, (d) escheat or unclaimed property liabilities arising under or relating to the Reinsured Policies, or (e) the failure of the Reinsured Policies to qualify for their intended tax status.

“Funds Withheld Account” shall have the meaning specified in Section 5.01(a).

“Funds Withheld Account Assets” shall have the meaning specified in Section 5.01(a).

“Funds Withheld Amount” shall mean either (a) the Required Amount or (b) any lesser amount mutually agreed upon by the parties in accordance with Section 5.01(b).

“Funds Withheld Trust Agreement” shall mean the a trust agreement between the Ceding Company, the Reinsurer and the Trustee (as defined therein) pursuant to which the Funds Withheld Account Assets will be held in trust by the Trustee.

“General Account Liabilities” shall mean, with respect to the Reinsured Policies, the following: (a) the liabilities for claims, benefits, unearned premium, interest on claims or unearned premiums, interest on policy funds, withdrawals, amounts payable for returns or refunds of premium, surrender amounts and any other amounts payable under the express terms and conditions of the Reinsured Policies to the extent such liabilities are not Separate Account Liabilities; provided, that General Account Liabilities with respect to the annuitization of any Reinsured Policy which has a MGIB rider shall be equal to the Statutory Reserve for the amount of the annuitization payment calculated under the Reinsured Policy (including, for the avoidance of doubt, any applicable riders) as of the time of the annuitization; provided, further, that General Account Liabilities with respect to a Reinsured Policy at MGWB Payout shall be equal to the Statutory Reserve for the payment calculated under the MGWB rider for such Reinsured Policy as of the time of MGWB Payout; (b) all liabilities arising out of changes to the terms and conditions of the Reinsured Policies consented to by the Reinsurer in accordance with Section 2.04(a), mandated by applicable law or initiated by a contractholder, claimant or beneficiary pursuant to the terms of the applicable Reinsured Policies but excluding in all cases, Excluded Liabilities; and (c) any general account fixed options under Reinsured Policies.

“General Account Reserve” shall mean the statutory reserves with respect to General Account Liabilities, calculated consistent with the reserve requirements, statutory accounting rules and actuarial principles applicable to the Ceding Company under applicable law. For the avoidance of doubt, “General Account Reserves” do not include the Account Values in the Separate Account.

“Initial Payment” shall mean $425,000,000.

“Investment Management Agreement” shall have the meaning specified in Section 5.05.

“Investment Manager” shall have the meaning specified in Section 5.05.

“Letter of Credit” shall have the meaning specified in Section 5.02.

“MGIB” shall mean a minimum guaranteed income benefit under a variable annuity policy rider.

“MGWB” shall mean the minimum guaranteed withdrawal benefit under a variable annuity policy rider.

“MGWBL” shall mean a minimum guaranteed withdrawal benefit for life under a variable annuity policy rider.

“MGWB Payout” shall mean, with respect to a Reinsured Policy with a MGWB rider or MGWBL rider, the time at which the Account Value of such Reinsured Policy equals zero (0) dollars at maturity of the MGWB rider.

“Non-Public Personal Information” shall have the meaning specified in Section 13.09.

“Permitted Assets” shall mean cash, any securities qualifying as admitted assets of the Ceding Company under the applicable laws of the state of domicile of the Ceding Company, and any other form of security acceptable to the Iowa Insurance Commissioner.

“Person” shall mean and include an individual, a corporation, a partnership, an association, a trust, an unincorporated organization or a government or political subdivision thereof.

“Policy Premium” shall mean all rider fees, mortality and expense fees, and other amounts charged to or deducted from a contractholder’s account in respect of a Reinsured Policy and all revenue sharing payments and other amounts received from funds by the Ceding Company in respect of a Reinsured Policy.

“Qualifying Assets” shall have the meaning specified in Section 6.02(c).

“Quarterly Accounting Period” shall mean (a) a calendar quarter or, in the event of a termination of this Agreement in accordance with Article IX, such shorter period as may end on the termination effective date or (b) any shorter period to which the parties may agree; provided, that the first Accounting Period shall commence on the Effective Date and end on the last day of the calendar quarter during which the Effective Date occurs.

“Quarterly Net Settlement” shall have the meaning specified in Section 4.02(b).

“Reinsurance Premium” shall have the meaning specified in Section 3.02.

“Reinsured Liabilities” shall have the meaning specified in Section 2.01(c).

“Reinsured Policies” shall mean all variable annuity contracts described on Schedule A hereto, including any amendments, riders or endorsements attached thereto; provided, that this definition shall not include (a) Existing Payout Annuities or (b) any payout annuity to the extent that liabilities of the Reinsurer have been assumed by ALRe or AADE pursuant to the Assumption Consent Agreement.

“Reinsurer” shall have the meaning specified in the Preamble hereto.

“Required Amount” shall mean, with respect to any date of determination, an amount equal to the General Account Reserves as of such date.

“Required Trust Account Amount” shall have the meaning specified in Section 6.02(a).

“SAP” shall mean the statutory accounting principles prescribed or permitted by the insurance regulatory authorities in the State of Iowa or other applicable jurisdictions.

“Separate Account” shall mean all variable annuity separate accounts maintained by the Ceding Company with respect to the Reinsured Policies and described on Schedule B hereto.

“Separate Account Liabilities” shall mean those liabilities that are payable from the assets of the Separate Account in respect of the Reinsured Polices but excluding any Excluded Liabilities.

“Separate Account Reserves” shall mean the aggregate amount of reserves and deposits of the Ceding Company attributable to the Separate Account Liabilities, calculated consistent with the reserve requirements, statutory accounting rules and actuarial principles applicable to the Ceding Company under applicable law.

“Statutory Reserve” shall mean the statutory reserves calculated consistent with the reserve requirements, statutory accounting rules, valuation laws, regulations and actuarial principles applicable to the Ceding Company.

“Statutory Value” shall mean, with respect to any assets, the statutory admitted value of the assets as reflected on the Ceding Company’s statutory books and records.

”Terminal Settlement” shall have the meaning specified in Section 9.03(a).

“Transferred Assets” shall mean Permitted Assets with a fair market value equal to the Funds Withheld Amount as of the Effective Date.

“Trust” shall have the meaning specified in Section 5.02.

“Trust Account” shall have the meaning specified in Section 6.02(a).

“Trust Agreement” shall have the meaning specified in Section 6.02(a).

“Trust Assets” shall have the meaning specified in Section 6.02(e).

”VIAC Segregated Account” shall have the meaning specified in Section 6.01(b).

“VIM” shall have the meaning specified in Section 5.05.

”Weekly Accounting Period” shall have the meaning specified in Section 4.01(a).

“Weekly Net Settlement” shall have the meaning specified in Section 4.01(a).

Section 1.02  Other Definitional Provisions.

(1)	For purposes of this Agreement, the words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole, including all schedules, unless otherwise indicated.

(2)	Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

(3)	The term “including” means “including but not limited to.”

(4)	Whenever used in this Agreement, the masculine gender shall include the feminine and neutral genders and vice versa.

(5)	The schedules hereto are hereby incorporated by reference into the body of this Agreement.

(6)
All references herein to articles, sections, subsections, schedules shall be deemed references to articles and sections and subsections of, and schedules to, this Agreement unless the context shall otherwise require.

(7)
All terms defined in this Agreement shall have the defined meaning when used in any schedule, certificate, report or other documents attached hereto or made or delivered pursuant hereto unless otherwise defined therein.

ARTICLE II

COVERAGE

Section 2.01  Scope and Basis of Reinsurance.

(a)	This Agreement shall be effective as of 12:00:01 A.M. on the Effective Date.

(b) This Agreement is an agreement for funds withheld coinsurance and modified coinsurance made solely between the Ceding Company and the Reinsurer.

(c) Subject to the terms, conditions and limits of this Agreement (including the exclusion from coverage of Excluded Liabilities), the Ceding Company hereby cedes to the Reinsurer, and the Reinsurer hereby agrees to indemnify the Ceding Company (i) on a funds withheld coinsurance basis, for one hundred percent (100%) of the General Account Liabilities of the Ceding Company under the Reinsured Policies and (ii) on a modified coinsurance basis, for one hundred percent (100%) of the Separate Account Liabilities of the Ceding Company under the Reinsured Policies, in each case, payable by the Ceding Company (the “Reinsured Liabilities”).

(d) Subject to the terms, conditions and limits of this Agreement (including the exclusion from coverage of Excluded Liabilities), the Reinsurer shall follow the fortunes of the Ceding Company, and to that end the Reinsurer’s liability for the Reinsured Policies shall be identical to that of the Ceding Company and shall be subject to the same risks, terms, conditions, interpretations, waivers, modifications, alterations and cancellations as the respective insurances of the Ceding Company.

Section 2.02  Separate Accounts.

(a)
For each Reinsured Policy, the amounts to be invested on a variable basis in accordance with the terms of such Reinsured Policy shall be held by the Ceding Company in a Separate Account, and all premiums, deposits and other amounts collected with respect to the Reinsured Policy shall be deposited in the Separate Account to the extent required to be deposited therein by such Reinsured Policy. The Ceding Company shall retain, control and own all assets contained in the Separate Account and shall hold Separate Account Reserves with respect to the Reinsured Policies that are funded, in whole or in part, by the Separate Account and such Separate Account Reserves shall be reported by the Ceding Company on its Separate Account balance sheets, consistent with SAP.

(b)
For each of the Separate Accounts applicable to the Reinsured Policies, the amount to be paid with respect to surrenders, loans, annuitizations, withdrawal benefits, death benefits or any other amounts payable under such Reinsured Policy shall be paid out of the Separate Accounts to the extent required by such Reinsured Policy. For purposes hereof, the Reinsured Liabilities attributable to the Reinsured Policies shall be apportioned between the General Account Liabilities and the Separate Account Liabilities in a manner consistent with the terms and conditions of the applicable Reinsured Policies.

Section 2.03  General Account Reserve. The Reinsurer shall establish and maintain the General Account Reserve for the General Account Liabilities in connection with Reinsured Policies. The General Account Reserve is calculated with respect to the General Account Liabilities in accordance with applicable valuation laws, regulations and actuarial guidelines to which the Ceding Company is subject.

Section 2.04  Policy Changes.

(a)
Except as set forth in Section 2.04(b), if a change is made to the terms and conditions of a Reinsured Policy that increases or reduces the contractual liability of the Ceding Company, such change shall be reflected in the reinsurance of the Reinsured Policy only upon agreement of the Reinsurer.

(b)
Any reduction or termination to the reinsurance of a Reinsured Policy is permitted only when the underlying contractholder directs such a reduction or termination of the Reinsured Policy that is in-force at the time that the reduction or termination takes place.

Section 2.05  Reinstatement of Surrendered Policies. If a Reinsured Policy that is terminated, lapsed or surrendered is subsequently reinstated according to its terms and the Ceding Company’s reinstatement policies, the Reinsurer will, upon notification, automatically reinstate the reinsurance with respect to such Reinsured Policy; provided, that, to the extent that the reinstatement of such Reinsured Policy requires payment of premiums in arrears or reimbursement of claims paid, the Ceding Company shall pay to the Reinsurer all Reinsurance

Premiums in arrears and all reimbursements of Reinsured Liabilities paid on such Reinsured Policy.

Section 2.06  Misstatement of Fact. In the event of a change in the amount payable under a Reinsured Policy due to a misstatement of fact, the Reinsurer’s liability with respect to such Reinsured Policy will change proportionately. The Reinsured Policy will be rewritten from commencement on the basis of the adjusted amounts using premiums and such other terms based on the correct facts, and the proper adjustment for the difference in Reinsurance Premiums, without interest, will be made.

Section 2.07  Annuitizations; MGWB Payouts.

(a) In the event that a Reinsured Policy that has a rider (other than an MGIB rider) is annuitized under the contract provisions of such policy, the Reinsurer shall pay to the Ceding Company the amount of the Statutory Reserve for the annuitization payment calculated under the terms of the Reinsured Policy (including, for the avoidance of doubt, any applicable riders) as of the time of the annuitization.

(b) In the event a Reinsured Policy that has a MGWB rider reaches MGWB Payout, the Reinsurer shall pay to the Ceding Company the amount of the Statutory Reserve for the payment calculated under the terms of the Reinsured Policy (including, for the avoidance of doubt, any applicable riders) as of such time.

(c) At such time as a Reinsured Policy reaches annuitization or MGWB Payout, such Reinsured Policy shall cease to be a Reinsured Policy under this Agreement, and, except to the extent set forth in Section 2.07(a) and Section 2.07(b), the Reinsurer will have no further liability with respect to such Reinsured Policy.

ARTICLE III

INITIAL TRANSFER; PREMIUMS; EXPENSES

Section 3.01  Initial Transfer. On the Effective Date, the Ceding Company shall:

(a)	Pay to the Reinsurer in cash or securities the amount of the Initial Payment; and

(b) Initiate the transfer of the Transferred Assets with a Statutory Value equal to the Funds Withheld Amount to the Funds Withheld Account on behalf of the Reinsurer.

Section 3.02  Reinsurance Premiums. The Reinsurer shall be entitled to the Policy Premiums with respect to the Reinsured Policies (collectively, the “Reinsurance Premiums”), to be paid in accordance with Article IV and Schedule C.

Section 3.03  Expenses. The Ceding Company shall be entitled to receive from the Reinsurer an allowance for costs and expenses in connection with administering the Reinsured Policies (the “Expense Allowance”), in an amount to be determined in accordance with Schedule D.

ARTICLE IV
SETTLEMENTS AND REPORTS
Section 4.01  Weekly Settlements.

(a) An interim net balance payable under this Agreement for each calendar week shall be calculated for the previous calendar week (each, a “Weekly Accounting Period”) in accordance with Schedule C hereto and shall be payable as follows (the “Weekly Net Settlement”):

(i)	If the Weekly Net Settlement is positive, the Ceding Company shall pay that amount to the Reinsurer; and

(ii)	If the Weekly Net Settlement is negative, the Reinsurer shall pay the absolute value of that amount to the Ceding Company.

(b)
Within five (5) calendar days following the end of each Weekly Accounting Period, the Ceding Company will submit to the Reinsurer a weekly accounting report containing the information identified on Schedule E hereto. The Ceding Company shall provide or make available to the Reinsurer such additional documentation as may be necessary to support the items reported.

(c) Payment of the Weekly Net Settlement shall be due within five (5) calendar days following the date on which such report is delivered to the Reinsurer.

Section 4.02  Quarterly Settlements.

(a)
The first Quarterly Accounting Period under this Agreement shall commence on the Effective Date and end on the last day of the Quarterly Accounting Period in which this Agreement is executed. With respect to the Quarterly Accounting Period during which the applicable termination effective date occurs, the Quarterly Accounting Period shall commence on the beginning of the Quarterly Accounting Period in which the applicable termination effective date occurs and end on such termination date.

(b)
The net balance payable under this Agreement for each Quarterly Accounting Period shall be calculated in accordance with Schedule C hereto and shall be payable as follows (the “Quarterly Net Settlement”):

(i)	If the Quarterly Net Settlement is positive, the Ceding Company shall pay that amount to the Reinsurer; and

(ii)	If the Quarterly Net Settlement is negative, the Reinsurer shall pay the absolute value of that amount to the Ceding Company.

(c)
Not later than twenty one (21) calendar days after the end of each Quarterly Accounting Period, the Ceding Company will submit to the Reinsurer a report containing the information identified on Schedule F hereto. All Weekly Net Settlement amounts paid during any Quarterly Accounting Period shall be reflected in the Quarterly Accounting Report with respect to such Quarterly Accounting Period and taken into account in determining the Quarterly Net Settlement with respect to such Quarterly Accounting Period. The Ceding Company shall provide or make available to the Reinsurer such additional documentation as may be necessary to support the items reported.

(d) Payment of the Quarterly Net Settlement shall be due within thirty (30) calendar days following the date on which such report is delivered to the Reinsurer.

Section 4.03  Payments

(a) Except as otherwise set forth herein, any amount due under this Agreement shall be paid by wire transfer of immediately available funds, or in kind with assets with a fair market value equal to the required payment amount, in each case, to the account or accounts designated by the recipient thereof. For all purposes of this Agreement, the fair market value of any assets shall be determined by the Ceding Company in accordance with its then- current asset valuation methodologies.

ARTICLE V

FUNDS WITHHELD ACCOUNT

Section 5.01  Funds Withheld Account.

(a)
On the Effective Date, the Ceding Company and the Reinsurer shall enter into the Funds Withheld Trust Agreement to establish a funds withheld trust account (the “Funds Withheld Account”) under which Permitted Assets supporting the Funds Withheld Amount may be deposited (the “Funds Withheld Account Assets”).

(b) The Ceding Company shall, no later than ten (10) Business Days prior to the end of each Quarterly Accounting Period, estimate (i) the aggregate Statutory Value of the Funds Withheld Account Assets (as reflected on the Ceding Company’s statutory financial statements prepared in accordance with SAP) and (ii) the Required Amount, in each case as of the end of such Quarterly Accounting Period, and shall provide such information in a written notice to the Reinsurer. If the Ceding Company and the Reinsurer agree to set the Funds Withheld Amount at an amount lower than the Required Amount at the end of such Quarterly Accounting Period, then the Funds Withheld Amount shall be such mutually agreed amount. If the Ceding Company and the Reinsurer do not agree on such a lower amount, the Funds Withheld Amount at the end of such Quarterly Accounting Period shall be an amount equal to the Required Amount as of such date. If the aggregate estimated Statutory Value of the Funds Withheld Account Assets is less than the Funds Withheld Amount as so determined or estimated, the Ceding Company shall transfer to the Funds Withheld Account cash or other Permitted Assets in an amount sufficient to increase the aggregate Statutory Value of the Funds Withheld Account Assets to an amount that equals or exceeds the Funds Withheld Amount as so determined or estimated as of the end of such Quarterly Accounting Period.

(c) If the aggregate estimated Statutory Value of the Funds Withheld Account Assets exceeds the Funds Withheld Amount as so determined or estimated, the Ceding Company may withdraw from the Funds Withheld Account cash or other assets in an amount equal to such excess; provided, that, after any such withdrawal, the estimated aggregate Statutory Value of the remaining Funds Withheld Account Assets equals or exceeds the Funds Withheld Amount as so determined or estimated as of the end of such Quarterly Accounting Period.

Section 5.02  Credit for Reinsurance. The Reinsurer shall secure any and all of the Ceding Company’s credit for reinsurance hereunder by permitting the Ceding Company to withhold the Funds Withheld Account Assets, by providing a letter of credit (a “Letter of Credit”) or by providing a reinsurance trust (a “Trust”) or a combination thereof in an aggregate amount equal to the Required Amount, each meeting the requirements for reinsurance reserve credit under the insurance laws and regulations of the State of Iowa. The Reinsurer shall be entitled to determine, in its sole discretion, the amount of such credit for reinsurance to be provided by a Letter of Credit and/or by a Trust provided that the aggregate amount thereof, together with the Statutory Value of the Funds Withheld Account Assets, equals or exceeds the Required Amount.

Section 5.03  Adjustment to Funds Withheld Account. The Ceding Company shall adjust the amount of Funds Withheld Account Assets in the Funds Withheld Account based on the Funds Withheld Amount as of the end of each Quarterly Accounting Period in accordance with Section 5.01(b) above.

Section 5.04  Withdrawal of Funds Withheld Account Assets. The Ceding Company, or its successor in interest by operation of law, including any liquidator, rehabilitator, receiver or conservator of the Ceding Company, may withdraw and apply the Funds Withheld Account Assets, without diminution because of the insolvency of the Ceding Company or the Reinsurer only to pay or reimburse the Ceding Company (a) for amounts due by the Reinsurer to the Ceding Company under this Agreement but not yet recovered from the Reinsurer and (b) to pay the Ceding Company the amount by which the Statutory Value of the Funds Withheld Account Assets exceeds the Funds Withheld Amount as of the end of any Quarterly Accounting Period.

Section 5.05  Investment Management. Pursuant to an investment management agreement (the “Investment Management Agreement”), the Ceding Company shall have the right to appoint an investment manager to provide investment management services with respect to the Funds Withheld Account Assets (the “Investment Manager”). The Ceding Company shall initially appoint Voya Investment Management (“VIM”) as the Investment Manager, and shall have the right to replace the Investment Manager or to appoint one or more additional Investment Managers; provided, that no Investment Manager shall be appointed without the prior written consent of the Reinsurer. In the event that the Investment Manager is removed or resigns, the Ceding Company shall appoint a replacement investment manager as directed by the Reinsurer. The replacement investment manager shall accept its appointment by entering into an investment management agreement in a form acceptable to the Ceding Company and the Reinsurer, and substantially similar to the Investment Management Agreement.

ARTICLE VI

LETTER OF CREDIT AND REINSURANCE TRUST

Section 6.01  Letter of Credit.
(a)
Any Letter of Credit shall be in the form of a clean, irrevocable and unconditional letter of credit issued by a financial institution meeting the requirements for reinsurance reserve credit under the insurance laws and regulations of the State of Iowa and shall otherwise qualify for reinsurance reserve credit under such laws and regulations.

(b)
If the Letter of Credit shall expire without renewal or be reduced or replaced by a Letter of Credit for an amount, when combined with the Trust and Statutory Value of the Funds Withheld Account Assets, that is less than the Required Amount and if the Reinsurer’s obligations under this Agreement remain unliquidated and undischarged ten (10) calendar days prior to the effective date of the termination of the Letter of Credit, the Ceding Company may withdraw an amount equal to the excess of the Required Amount over the amount of (i) any reduced or replacement Letter of Credit, plus (ii) the Statutory Value of the Funds Withheld Account Assets, plus (iii) the fair market value of the Qualifying Assets in the Trust. Such amounts shall be deposited in a segregated account in the name of the Ceding Company (the “VIAC Segregated Account”) in a qualified U.S. financial institution apart from its general assets, as may remain after withdrawal and after the effective date of the termination of the Letter of Credit.

(c)
The Ceding Company shall return to the Reinsurer any amount withdrawn from the Letter of Credit in excess of the actual amounts required pursuant to Section 6.01(b), plus interest from the date of withdrawal to the date of return at an interest rate as specified in Section 13.02.

(d)	The Ceding Company is not responsible to the Reinsurer for any costs incurred by the Reinsurer resulting from the provision or use of the Letter of Credit.

(e)
Upon receipt of any Letter of Credit or amendment thereto, the Ceding Company agrees that within one (1) Business Day of receipt, it shall confirm in writing to the Reinsurer the sufficiency and accuracy of such Letter of Credit; and, the Ceding Company agrees that if it fails timely to so notify the Reinsurer, any insufficiency or inaccuracy is no fault of the Reinsurer and not a cause for termination under Article IX of this Agreement.

(f)
In the event that (i) the Reinsurer decides to use another issuer of a Letter of Credit that complies with the standards required from time to time by the Securities Valuation Office of the National Association of Insurance Commissioners to issue the Letter of Credit or

(ii) the Letter of Credit is no longer required under the terms and conditions of this Agreement, including, without limitation, the termination of this Agreement, the Ceding Company agrees to cooperate and provide its approval of the cancellation of the Letter of Credit to the issuer of the Letter of Credit.

(g) Immediately upon the receipt of any notice of cancellation of or reduction in the amount of any existing Letter of Credit from the issuer, the Ceding Company shall notify the Reinsurer of such cancellation notice in order that the Reinsurer can respond to satisfy any shortfall in collateralization of the Required Amount associated with the cancellation or reduction in the Letter of Credit.

Section 6.02  Reinsurance Trust.
(a) In the event and to the extent that the sum of the Letter of Credit and Statutory Value of the Funds Withheld Account Assets is less than the Required Amount, the Reinsurer, as grantor, shall create a Trust pursuant to a trust agreement (the “Trust Agreement”) with a qualified U.S. financial institution and, no later than the last day of the Quarterly Accounting Period in which such event occurs or such later date as is permissible for the Ceding Company to take statutory reserve credit for the Quarterly Accounting Period, deposit Qualifying Assets in the trust account (“Trust Account”) in an amount (the “Required Trust Account Amount”) that, when taken together with the Statutory Value of the Funds Withheld Account Assets and the Letter of Credit, if any, and the VIAC Segregated Account is equal to or greater than the Statutory Value of the Required Amount. Any Trust shall be governed by a Trust Agreement meeting the requirements for reinsurance reserve credit under the insurance laws and regulations of the State of Iowa.

(b) The Reinsurer shall ensure that the Trust is established under and complies with the requirements of the applicable insurance regulations and all other applicable laws governing the Ceding Company’s right to take financial statement credit for reinsurance under this Agreement.

(c) The assets in the Trust Account are to be valued at their fair market value as of the date on which such are required to be deposited. The assets in the Trust Account shall consist of cash, certificates of deposit issued by a U.S. bank and payable in U.S. dollars and securities listed by the Securities Valuation Office of the National Association of Insurance Commissioners (or securities exempt from such filing requirements) and qualifying as admitted assets under the Iowa insurance laws; provided, that each such investment that is a security is issued by an institution that is not the Reinsurer, the Ceding Company or an affiliate of either party (“Qualifying Assets”).

(d) Prior to depositing assets in the Trust Account, the Reinsurer shall execute assignments or endorsements in blank, or transfer legal title to the trustee of all shares, obligations or any other assets requiring assignments, in order for the Ceding Company, or the trustee upon the direction of the Ceding Company, whenever necessary to negotiate these assets without the consent or signature from the Reinsurer or any other person.

(e) The Trust Account shall be funded so that the aggregate amount of the fair market value of the Qualifying Assets in the Trust Account (the “Trust Assets”) and the VIAC Segregated Account, the Statutory Value of the Funds Withheld Account Assets and the amount of the Letter of Credit, if any, shall equal or exceed the Required Amount. During the term of the Trust Agreement, the Reinsurer shall not, and shall direct that the Trust trustee not, grant or cause to be created in favor of any third person any security interest whatsoever in any Trust in any residual interest therein.

(f) Subject to Section 5.02, the amount of assets in the Trust Account shall be adjusted at the end of each Quarterly Accounting Period as follows:

(i)
If the fair market value of the Qualifying Assets held in the Trust Account and the VIAC Segregated Account determined as of the end of each Quarterly Accounting Period, when added to the amount of the Letter of Credit and the Statutory Value of the Funds Withheld Account Assets, is less than the Required Amount as of such date, the Reinsurer shall, by the last day of such Quarterly Accounting Period, transfer additional Qualifying Assets to the Trust Account so that the fair market value of the assets held in the Trust Account, when added to the fair market value of the assets held in the VIAC Segregated Account, the Statutory Value of the Funds Withheld Account Assets and the amount of the Letter of Credit and the VIAC Segregated Account, is not less than the Required Amount for such Quarterly Accounting Period.

(ii)
If the aggregate fair market value of the Qualifying Assets in the Trust Account and the VIAC Segregated Account at the end of any Quarterly Accounting Period exceeds 102% of the Required Trust Account Amount, then the Reinsurer shall have the right to seek approval (which shall not be unreasonably or arbitrarily withheld, conditioned or delayed) from the Ceding Company to withdraw the excess.

Section 6.03  Drawings on Letter of Credit or Trust Account.

(a) The Ceding Company and the Reinsurer agree that the Letter of Credit and assets in the Trust Account may be withdrawn by the Ceding Company at any time, notwithstanding any other provisions in this Agreement, and shall be utilized and applied by the Ceding Company or its successors in interest by operation of law, including without limitation, any liquidator, rehabilitator, receiver or conservator of the Ceding Company, without diminution for insolvency on the part of the Ceding Company or the Reinsurer only for one or more of the following reasons:

(i)
to reimburse the Ceding Company for General Account Liabilities for (A) premiums for Reinsured Policies returned to the contractholders because of cancellations of such Reinsured Policies; and (B) surrenders and benefits paid by the Ceding Company pursuant to the provisions of the Reinsured Policies.

(ii)	to pay any other amounts that the Ceding Company claims are due under this Agreement; and

(iii)
to fund an account with the Ceding Company in an amount at least equal to the deduction, for reinsurance ceded, from the Ceding Company’s liabilities for the Reinsured Policies. The amount shall include, but not be limited to, amounts for reserves, claims and losses incurred (including losses incurred but no reported), loss adjustment expenses and unearned premium reserves.

(b) The Ceding Company agrees that it shall immediately pay to the Reinsurer any amount withdrawn under a Letter of Credit or from the Trust Account that exceeds the actual amounts required, and any amounts that are subsequently determined not to be due to the Ceding

Company, plus interest from the date of withdrawal to the date of return at an interest rate as specified in Section 13.02.

ARTICLE VII

CLAIMS SETTLEMENT
Section 7.01  Claims Settlement.
(a) The Ceding Company is responsible for the settlement of claims with respect to the Reinsured Liabilities in accordance with the conditions of the Reinsured Policies and applicable law.

(b) The Ceding Company will notify the Reinsurer of all claims incurred during in the reports prepared in accordance with Article IV and Schedule E.

(c) The Ceding Company will provide, at the Reinsurer’s request, proper claim proofs (including, for example, proofs required under the Reinsured Policies), all relevant information respecting the existence and validity of the claim, and an itemized statement of the benefits paid by Ceding Company under the Reinsured Policy.

(d) The Reinsurer will pay the amount of the Reinsured Liabilities due and owing to Ceding Company in accordance with Article IV and Schedule C. The Ceding Company’s contractual liability for claims is binding on the Reinsurer.

Section 7.02  Recoveries. If the Ceding Company obtains any recoveries on a claim with respect to the Reinsured Liabilities paid by it in accordance with the terms of any Reinsured Policy, the Ceding Company shall promptly pay any such recoveries to the Reinsurer in accordance with Article IV and Schedule C.

ARTICLE VIII ADMINISTRATION
Section 8.01  Policy Administration. The Ceding Company shall provide all required, necessary and appropriate claims, administrative and other services with respect to the Reinsured Policies and the Separate Account. The Ceding Company shall use reasonable care in its underwriting, administration and claims practices with respect to the Reinsured Policies and in administering and performing its duties under this Agreement.

Section 8.02  Record Keeping.
(a) The Ceding Company shall maintain all records and correspondence for services performed by the Ceding Company hereunder relating to the Reinsured Policies (“Books and Records”) in accordance with industry standards of insurance record keeping.

(b) No later than January 31 of each year (or more frequently upon request of the Director of Insurance of the State of Arizona (the “Arizona Director”), the Ceding Company

shall provide to the Reinsurer a copy of the Books and Records for the preceding year (or such shorter period as may be specified by the Arizona Director), in the form of a CD or other format acceptable to the Arizona Director.

(c) In addition, such records shall be made available for examination, audit, and inspection by the department of insurance of any State within whose jurisdiction the Ceding Company or the Reinsurer operates. The Ceding Company and the Reinsurer further agree that in the event of the termination of this Agreement, any such records in the possession of the Reinsurer shall promptly be duplicated and forwarded to the Ceding Company unless otherwise instructed.

(d) The Ceding Company shall establish and maintain an adequate system of internal controls and procedures for financial reporting relating to the Reinsured Policies including associated documentation and shall make such documentation available for examination and inspection by the Reinsurer. All reports provided by the Ceding Company pursuant to this Agreement shall be prepared in accordance with such system and procedures and shall be consistent with the Ceding Company’s books and records.

ARTICLE IX

TERM; TERMINATION; RECAPTURE

Section 9.01  Duration of Agreement. Except as provided herein, the reinsurance provided under this Agreement for each Reinsured Policy will be maintained and continued as long as such Reinsured Policy is in force or reinsured hereunder. In the event of termination of this Agreement, the Ceding Company or the Reinsurer shall provide prompt written notice of such termination to the Iowa Insurance Division.

Section 9.02  Recapture.

(a) Reinsurance under this Agreement may be terminated with respect to any or all Reinsured Policies by mutual agreement of the parties. The parties shall agree upon the effective date of the termination.

(b) Subject to payment of the Terminal Settlement set forth in Section 9.03:

(i)
The Ceding Company has the right to terminate this Agreement (i) for any or all Reinsured Policies, upon thirty (30) calendar days’ advance written notice to the Reinsurer or (ii) if the Ceding Company is denied statutory reserve credit by its regulators or is unable to take statutory reserve credit for the reinsurance coverage provided under this Agreement, upon written notice to the Reinsurer.

(ii)  The Reinsurer has the right to terminate this Agreement upon thirty (30) calendar days’ advance written notice to the Ceding Company, in the event that the Ceding Company fails to pay any positive Quarterly Net Settlement within sixty (60) after the end of a Quarterly Accounting Period.

(c) In the event of termination in accordance with this Section 9.02, the Reinsurer will be relieved of all liability under the Reinsured Policies as of the last date for which amounts due the Reinsurer have been paid for each Reinsured Liability.

(d) The Ceding Company agrees that it will not force termination of this Agreement under this provision to transfer the reinsurance of the Reinsured Policies to another reinsurer.

Section 9.03  Terminal Settlement.

(a) Termination of this Agreement under Section 9.02 for reinsurance coverage is subject to a settlement (the “Terminal Settlement”) equal to:

(i)
the Net Settlement as of the applicable termination effective date, which for purposes of this Section 9.03 shall be a positive number if the Net Settlement is payable to the Reinsurer and a negative number if the Net Settlement is payable to the Ceding Company; plus

(ii)	the fair market value of the Funds Withheld Account Assets (as determined as of the date on which termination is effective pursuant to Section 9.02(b)); less

(iii)	the Statutory Value of the Funds Withheld Account Assets (as determined as of the date on which termination is effective pursuant to Section 9.02(b)); plus

(iv)	an additional amount as may be mutually agreed by the parties.

(b) If the amount of the Terminal Settlement is positive, the Ceding Company shall pay such amount to the Reinsurer by wire transfer. If the amount of the Terminal Settlement is negative, the Reinsurer shall pay the absolute value of such amount to the Ceding Company by wire transfer. The party with the payment obligation shall pay the other party the Terminal Settlement within thirty (30) calendar days after the applicable termination effective date. In the event that, subsequent to the Terminal Settlement, the Ceding Company receives a valid claim for a Reinsured Liability that was incurred prior to the applicable termination effective date, the Reinsurer will reimburse the Ceding Company for such Reinsured Liability upon receipt of documentation with respect to such claim that is reasonably satisfactory to the Reinsurer.

(c) Upon termination of this Agreement, the Ceding Company shall cooperate with the Reinsurer to cancel the Letter of Credit and terminate the Trust and the Funds Withheld Trust Agreement. After settlement pursuant to this Section 9.03, assets remaining in the Funds Withheld Account shall be retained by the Ceding Company.

Section 9.04  Survival.  All provisions of this Agreement will survive any termination of this Agreement and recapture of the Reinsured Policies to the extent necessary to the purpose of this Agreement.

ARTICLE X
DISPUTE RESOLUTION
Section 10.01  Negotiation.

(a) Within fifteen (15) calendar days after the Reinsurer or the Ceding Company has given the other party written notification of a specific dispute arising out of or relating to this Agreement, each party will appoint a designated officer of its company to attempt to resolve such dispute. The officers will meet at a mutually agreeable time and location as soon as reasonably possible and as often as reasonably necessary in order to gather and furnish the other with all appropriate and relevant information concerning the dispute. Any such meetings may be held by telephone or video conference. The officers will discuss the matter in dispute and will negotiate in good faith without the necessity of formal arbitration proceedings. During the negotiation process, all reasonable requests made by one officer to the other for information will be honored. The specific format for such discussions will be decided by the designated officers.

(b) If the officers cannot resolve the dispute within thirty (30) calendar days of their first meeting, the dispute will be submitted to formal arbitration pursuant to Section 10.02, unless the parties agree in writing to extend the negotiation period for an additional thirty
(30) calendar days.

Section 10.02  Arbitration; Waiver of Jury Trial.

(a)
It is the intention of the Reinsurer and the Ceding Company that the customs and practices of the insurance and reinsurance industry will be given full effect in the operation and interpretation of this Agreement. The parties agree to act in all matters with the utmost good faith. However, if the Reinsurer and the Ceding Company cannot mutually resolve a dispute that arises out of or relates to this Agreement, including the validity of this Agreement, and the dispute cannot be resolved through the negotiation process, the dispute will be finally settled by arbitration in accordance with the provisions of this Section 10.02.

(b) To initiate arbitration, either the Ceding Company or the Reinsurer will notify the other party by certified mail of its desire to arbitrate, stating the nature of the dispute and the remedy sought.

(c) Any arbitration pursuant to this Section 10.02 will be conducted before a panel of three (3) arbitrators who will be current or former officers of life insurance or life reinsurance companies other than the parties to this Agreement, their Affiliates or subsidiaries, or other professionals with experience in life insurance or reinsurance; provided, that such professionals shall not have performed services for either party within the previous five (5) years. Each of the arbitrators will be familiar with the prevailing customs and practices for reinsurance in the life insurance and life reinsurance industry in the United States. Each of the parties will appoint one arbitrator and the two so appointed will select the third arbitrator who shall be independent and impartial. If either party refuses or fails to appoint an arbitrator within sixty (60) calendar days after the other party has given written notice to such party of its arbitrator appointment, the party that has given notice may appoint the second arbitrator. If the two arbitrators do not agree on a third arbitrator within thirty (30) calendar days of the appointment of the second arbitrator, then the third arbitrator shall be selected by the ARIAS-
U.S. Umpire Selection Procedure (available at www.ARIAS-US.org), subject to the arbitrator qualification requirements herein.

(d)  Each arbitration hearing under this Agreement will be held on the date set by the arbitrators at a mutually agreed upon location. In no event will this date be later than six months after the appointment of the third arbitrator. Notwithstanding Section 13.17, the arbitration shall be governed by Title 9 (Arbitration) of the United States Code.

(e) The arbitrators will base their decision on the terms and conditions of this Agreement and the customs and practices of the insurance and reinsurance industries rather than on strict interpretation of the law. The decision of the arbitrators will be made by majority rule and will be final and binding on both parties, unless (i) the decision was procured by corruption, fraud or other undue means; (ii) there was evident partiality by an arbitrator or corruption in any of the arbitrators or misconduct prejudicing the rights of any party; or (iii) the arbitrators exceeded their powers. Subject to the preceding sentence, neither party may seek judicial review of the decision of the arbitrators. The arbitrators shall enter an award which shall do justice between the parties and the award shall be supported by a reasonably detailed written opinion stating the basis and rationale of the award. The parties agree that the federal courts in the state of domicile of the Ceding Company, or the state courts of such state, have jurisdiction to hear any matter relating to compelling arbitration or enforcing the judgment of an arbitral panel, and the parties hereby consent to such jurisdiction. Each party hereby waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of such venue, or any claim that a proceeding has been brought in an inconvenient forum. In addition, the Ceding Company and Reinsurer hereby consent to service of process out of such courts at the addresses set forth in Section 13.06.

(f) Unless the arbitrators decide otherwise, each party will bear the expense of its own arbitration activities, including its appointed arbitrator and any outside attorney and witness fees. The parties will jointly bear the expense of the third arbitrator.

(g) Waiver of Trial by Jury. THE REINSURER AND THE CEDING COMPANY HEREBY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT.

ARTICLE XI

INSOLVENCY

Section 11.01  Insolvency.

(a) A party to this Agreement will be deemed “insolvent” when it:

(i)	applies for or consents to the appointment of a receiver, rehabilitator, conservator, liquidator or statutory successor (the “Authorized Representative”) of its properties or assets;

(ii)	is adjudicated as bankrupt or insolvent;

(iii)
 files or consents to the filing of a petition in bankruptcy, seeks reorganization or an arrangement with creditors or takes advantage of any bankruptcy, dissolution, liquidation, rehabilitation, conservation or similar law or statute; or

(iv)	becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the party’s domicile.

(b)   In the event of the insolvency of either party, the rights or remedies of this Agreement will remain in full force and effect.

Section 11.02  Insolvency of the Ceding Company. In the event of the insolvency of the Ceding Company:

(i)
The reinsurance provided under this Agreement will be payable by the Reinsurer directly to the Ceding Company or its Authorized Representative, without diminution because of such insolvency, on the basis of the reported claims allowed against the Ceding Company by any court of competent jurisdiction or by the Authorized Representative having authority to allow such claims.

(ii)
The Reinsurer will be liable only for benefits reinsured as benefits become due under the terms of the Reinsured Policies and will not be or become liable for any amounts or reserves to be held by the Ceding Company as to the Reinsured Policies or for any damages or payments resulting from the termination or restructuring of the Reinsured Policies that are not otherwise expressly covered by this Agreement. The Ceding Company or its Authorized Representative will give written notice to the Reinsurer of all pending claims against the Ceding Company on any Reinsured Policies within a reasonable time after filing in the insolvency proceedings. While a claim is pending, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceedings where the claim is to be adjudicated, any defense or defenses which it may deem available to the Ceding Company or its Authorized Representative.

ARTICLE XII

TAXES

Section 12.01  DAC Tax Section 1.848-2(G)(8) Election. The Ceding Company and the Reinsurer hereby agree to make an election under Treasury Regulation Section 1.848- 2(g)(8) whereby:

(a) The Ceding Company and the Reinsurer will each attach a schedule to its federal income tax return which identifies this Agreement as a reinsurance agreement for which a joint election under Treasury Regulation Section 1.848-2(g)(8) has been made and will otherwise file its respective federal income tax returns in a manner consistent with the provisions of Treasury Regulation Section 1.848-2 in effect on the date this Agreement is executed.

(b)	For each taxable year under this Agreement, the party with the net positive consideration, as defined in the regulations promulgated under Section 848 of the Internal Revenue Code of 1986 (the “Code”), will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Code Section 848(c)(1) of the Code.

(c) The Ceding Company and the Reinsurer agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as otherwise required by the Code and applicable Treasury Regulations.

(d) The first tax year for which this election is effective is 2018.

(e) The Ceding Company will submit to the Reinsurer by May 1 each year its calculation of the amount of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement that the Ceding Company will report such amount of net consideration in its tax return for the preceding calendar year.

(f) The Reinsurer may contest such calculation by providing an alternative calculation to the Ceding Company in writing within thirty (30) calendar days of the Reinsurer’s receipt of the Ceding Company’s calculation. If the Reinsurer does not so notify the Ceding Company, the Reinsurer will report the amount of net consideration as determined by the Ceding Company in the Reinsurer’s tax return for the previous calendar year.

(g) If the Reinsurer contests the Ceding Company’s calculation of the amount of net consideration, the parties will act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date the Reinsurer submits its alternative calculation. If the Ceding Company and the Reinsurer reach agreement on the net amount of net consideration, each party will report such amount in their respective tax returns for the previous calendar year.

(h) If the Ceding Company and the Reinsurer fail to reach an agreement on the correct amount of net consideration, any dispute shall be resolved in accordance with Article X; provided, that, in addition to the requirements set forth in Article X, the parties agree to use their reasonable best efforts to select arbitrators and take all necessary actions, and to cause the arbitrators to take all necessary actions, so that the final arbitrators’ report can be delivered to the parties no later than thirty (30) days before the day on which the relevant federal tax return is due to be filed (determined with regard to any extensions of time for filing.)

(i) Both Ceding Company and Reinsurer represent and warrant that they are subject to U.S. taxation under either Subchapter L of Chapter 1, or Subpart F of Part III of Subchapter N of Chapter 1 of the Code, as amended.

ARTICLE XIII

MISCELLANEOUS
Section 13.01  Currency. All payments due under this Agreement will be made in
U.S. Dollars.

Section 13.02  Interest. All amounts due and payable by the Ceding Company or the Reinsurer under this Agreement that remain unpaid for more than fifteen (15) calendar days from the date due hereunder will incur interest from the date due hereunder. Except as otherwise set forth in this Agreement, such interest shall accrue at a rate equal to six percent (6%), calculated on a 30/360 basis. Notwithstanding the foregoing, this Agreement permits the award, by any arbitration panel or court of competent jurisdiction, of interest at a per annum rate different from that provided in this Section 13.02.

Section 13.03  Right of Setoff and Recoupment. Each of the Ceding Company and the Reinsurer shall have, and may exercise at any time and from time to time, the right to setoff or recoup any undisputed balance or balances, whether on account of Reinsurance Premiums, allowances, credits, Reinsured Liabilities or otherwise, due from one party to the other under this Agreement and may setoff or recoup such balance or balances against any balance or balances due to the former from the latter under this Agreement.

Section 13.04  No Third Party Beneficiaries. This Agreement is an indemnity reinsurance agreement solely between the Ceding Company and the Reinsurer. The acceptance of risks under this Agreement by the Reinsurer will create no right or legal relation between the Reinsurer and the insured, owner, beneficiary, or assignee of any insurance policy of the Ceding Company. In addition, nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third party to any party to this Agreement.

Section 13.06  Amendment. This Agreement may not be changed or modified or in any way amended except by a written instrument duly executed by the proper officers of both parties to this Agreement and any change or modification to this Agreement will be null and void unless made by amendment to this Agreement and duly executed by the proper officers of both parties to this Agreement. No party may amend this Agreement (including, without limitation, the Expense Allowance, as set forth on Schedule D hereto) without the Ceding Company having received the prior approval or non-objection of the Iowa Insurance Division.

Section 13.07  Notices. All notices by one party must be in writing and will be deemed effective upon delivery to the other party at the address set forth below. All other communications shall be by electronic mail, unless a written copy is otherwise requested.

if to the Ceding Company:

Voya Insurance and Annuity Company 1475 Dunwoody Drive
West Chester, PA 19380
Attn: David P. Wiland, EVP & Chief Financial Officer
if to the Reinsurer:
Rocky Range, Inc.
699 Walnut Street, Suite 1350
Des Moines, IA 50309
Attn: Greg Smith, SVP, Treasurer and Captive Manager

Section 13.07  Consent to Jurisdiction. Subject to the terms and conditions of Article X, in the event of the need for a judicial determination respecting this Agreement, the Reinsurer will consent to the jurisdiction of any court of general jurisdiction within the State of Iowa. The Reinsurer agrees to comply with all requirements necessary to give such court jurisdiction and agrees to abide by the final decision of such court or any appellate court in the event of an appeal.

Section 13.08  Service of Process. Each party hereby designates the Commissioner of the Iowa Insurance Division as its agent for service of process in any action, suit, proceeding instituted by or on behalf of the other party with respect to this Agreement.

Section 13.09  Confidentiality. The Ceding Company shall not provide the Reinsurer, and the Reinsurer shall have no right of access to, any Non-Public Personal Information except to the extent necessary for purposes of this Agreement. The Reinsurer and its representatives and service providers will protect the confidentiality and security of any Non- Public Personal Information (as defined below) provided to it hereunder by:

(a) holding all Non-Public Personal Information in strict confidence;

(b) maintaining appropriate measures that are designed to protect the security, integrity and confidentiality of Non-Public Personal Information; and

(c) disclosing and using Non-Public Personal Information received under this Agreement only for purposes of carrying out the Reinsurer’s obligations under this Agreement, for purposes of retrocession, or as may be required or permitted by law.

“Non-Public Personal Information” is personally identifiable medical, financial, and other personal information about proposed, current and former applicants, policy owners, contract holders, insureds, annuitants, claimants, and beneficiaries of Reinsured Policies or contracts issued by the Ceding Company, and their representatives, that is not publicly available. Non- Public Personal Information does not include de-identified personal data, i.e., information that does not identify, or could not reasonably be associated with, an individual.

Section 13.10  Successors. This Agreement will be binding upon the parties hereto and their respective successors and assigns including any Authorized Representative of either party. Neither party may effect any novation of this Agreement without the other party’s prior written consent. Except for any assumption or novation pursuant to the Assumption Consent Agreement, no party may assign or novate this Agreement without the Ceding Company having received the prior approval or non-objection of the Iowa Insurance Division.

Section 13.11  Errors and Omissions. Any unintentional or accidental failure to comply with the terms of this Agreement which can be shown to be the result of an oversight or clerical error relating to the administration of reinsurance by either party will not constitute a breach of this Agreement. Upon discovery, the error will be promptly corrected so that both parties are restored to the position they would have occupied had the oversight or clerical error not occurred. In the event a payment is corrected, the party receiving the payment shall be entitled to interest in accordance with Section 13.02. Should it not be possible to restore both parties to this position, the party responsible for the oversight or clerical error will be responsible for any resulting liabilities and expenses.

Section 13.12  Entire Agreement. This Agreement and the schedules hereto constitute the entire agreement between the parties with respect to the business reinsured hereunder and supersede any and all prior representations, warranties, prior agreements or understandings between the parties pertaining to the subject matter of this Agreement. There are no understandings between the parties other than as expressed in this Agreement and the schedules hereto. In the event of any express conflict between this Agreement and the schedules hereto, the schedules hereto will control.

Section 13.13  Severability. Determination that any provision of this Agreement is invalid or unenforceable will not affect or impair the validity or the enforceability of the remaining provisions of this Agreement.

Section 13.14  Construction. This Agreement will be construed and administered without regard to authorship and without any presumption or rule of construction in favor of either party. This Agreement is between sophisticated parties, each of which has reviewed this Agreement and is fully knowledgeable about its terms and conditions.

Section 13.15  Non-Waiver. Neither the failure nor any delay on the part of the Ceding Company or the Reinsurer to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof. No single or partial exercise of any right, remedy, power or privilege shall preclude the further exercise of that right, remedy, power or privilege or the exercise of any other right, remedy, power or privilege. No waiver of any right, remedy, power or privilege with respect to any occurrence shall be construed as a waiver of that right, remedy, power or privilege with respect to any other occurrence. No prior transaction or dealing between the parties will establish any custom, usage or precedent waiving or modifying any provision of this Agreement. No waiver shall be effective unless it is in writing and signed by the party granting the waiver.

Section 13.16  Further Assurances. From time to time, as and when requested by a party hereto, the other party hereto shall execute and deliver all such documents and instruments and shall take all actions as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 13.17  Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Iowa without giving effect to any principles of conflicts of law thereof that are not mandatorily applicable by law and would permit or require the application of the laws of another jurisdiction.

Section 13.18  Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

VOYA INSURANCE AND ANNUITY COMPANY

By:  /s/ Patrick Lusk__________________________

Name:  Patrick Lusk__________________________

Date:  6/1/2018______________________________

Signature Page to Rocky Range, Inc. Coinsurance Agreement

ROCKY RANGE, INC.

By:  /s/ Patrick Lusk__________________________

Name:  Patrick Lusk__________________________

Date:  6/1/2018______________________________

Signature Page to Rocky Range, Inc. Coinsurance Agreement

Schedule A
Reinsured Policies
Reinsured policies have been omitted because they are both (i) not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed.

Schedule A

Schedule B

Separate Accounts

CBVA Business Units as of Q3’17
Business Unit                  Description                      General and Separate          Account Value

Voya Insurance and
GAOB1	Annuity Company	Separate	XXXXXXXX
Separate Account B
Voya Insurance and
EQIOA	Annuity Company Separate	Separate	XXXXXXXX
Account EQ
Voya Insurance and
ULAOA	Annuity Company Separate	Separate	XXXXXXXX
Account U
GAOE1	Non-Unitized Separate Account	General/Separate	XXXXXXXX
GALOO	VIAC	General	XXXXXXXX
XXXXXXXX

Schedule B

Schedule C
Schedule C

Net Settlement
The Weekly Net Settlement shall be determined for each Weekly Accounting Period as follows:

(a) Reinsurance Premiums for such Weekly Accounting Period, plus

(b) The amount of claims payable during the Weekly Accounting Period in respect of all Reinsured Liabilities, less

(c) The Investment Credit on the Funds Withheld Account Assets for the Weekly Accounting Period.

The Quarterly Net Settlement shall be determined for each Quarterly Accounting Period as follows, taking into account Weekly Net Settlements paid during such Quarterly Accounting Period:

(a) Reinsurance Premiums for such Quarterly Accounting Period, plus

(b) The amount of the Statutory Reserve for all Reinsured Policies that annuitize during the Quarterly Accounting Period, plus

(c) The amount of the Statutory Reserve for all Reinsured Policies that reach MGWB Payout during the Quarterly Accounting Period, less

(d) The amount of claims payable during the Weekly Accounting Period in respect of all Reinsured Liabilities, plus

(e) The Investment Credit on the Funds Withheld Account Assets for the during the Quarterly Accounting Period, plus

(f) The Funds Withheld Amount as of the beginning of the Quarterly Accounting Period, less

(g) The Funds Withheld Amount as of the end of the Quarterly Accounting Period (after giving effect to any change to the Funds Withheld Amount effected in accordance with Section 5.01(b) of the Agreement), plus

(h) The Expense Allowance for such Quarterly Accounting Period.

“Investment Credit on Funds Withheld Account Assets” shall mean an amount computed at the end of each Accounting Period based on activity for that Accounting Period equal to:

Schedule C

(a) (i) the gross investment income received, accrued and credited and any related adjustments on the Funds Withheld Account Assets, taking into account amounts received under derivatives contracts included in the Funds Withheld Account and amounts paid under such derivatives contracts less (ii) less the amount of any service, management or other fees withheld by or owed to the Investment Manager in respect of the Funds Withheld Account Assets, plus

(b) the amortization of the Interest Maintenance Reserve on the Funds Withheld Account Assets; plus

(c) the realized capital gains and losses (net of additions or deductions to the Interest Maintenance Reserve for interest related realized capital gains and losses and including statutory impairments) on the Funds Withheld Account Assets and unrealized capital gains and losses that are debited or credited to the Ceding Company’s surplus account in accordance with statutory accounting requirements.

Schedule C

Schedule D

Expense Allowance

Expense Allowance information has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed.

Schedule D

Schedule E

Weekly Accounting Period Reports
The report for each Weekly Accounting Period shall identify:

1. Reinsurance Premiums payable by the Ceding Company and due the Reinsurer as of the close of the reported Weekly Accounting Period.

2.	The amount payable by the Reinsurer and due the Ceding Company as of the close of the reported Weekly Accounting Period in respect of the Reinsured Policies.

3. Claims incurred by the Ceding Company during the Weekly Accounting Period.

4.	Investment Credit on Funds Withheld Account Assets accrued during the Weekly Accounting Period.

Schedule E

Schedule F

Quarterly Accounting Period Reports

The report for each Quarterly Accounting Period shall identify:

1.	Reinsurance Premiums payable by the Ceding Company and due the Reinsurer as of the close of the reported Quarterly Accounting Period.

2.	The amount payable by the Reinsurer and due the Ceding Company as of the close of the reported Quarterly Accounting Period.in respect of the Reinsured Policies.

3.	Claims incurred by the Ceding Company during the Quarterly Accounting Period.

4.	The amount of the Statutory Reserve for each Reinsured Policy with an MGIB rider that annuitizes during the Quarterly Accounting Period.

5.	The amount of the Statutory Reserve for each Reinsured Policy with an MGWB rider that reaches MGWB Payout during the Quarterly Accounting Period.

6.	Funds Withheld Amount at the beginning and end of the Quarterly Accounting Period.

7.	The amount of the Investment Credit on Funds Withheld Account Assets during the Quarterly Accounting Period.

8.	Statutory Reserve.

9.	Required Amount.

10.	Tax Reserves.

11.	The amount of the Expense Allowance.

12.	Amounts paid by the Reinsurer in respect of Weekly Net Settlements during the Quarterly Accounting Period.

13.	Amounts paid by the Ceding Company in respect of Weekly Net Settlements during the Quarterly Accounting Period.

Schedule F